AMENDMENT NO. 2
TO
AMENDED AND RESTATED PASS THROUGH TRUST AGREEMENT

AMENDMENT NO. 2 (this “Amendment”) dated as of December 30, 2021 between COPPER BIDCO LLC (“BidCo”) and GLAS TRUST COMPANY LLC (the “Trustee”).

WHEREAS, BidCo and the Trustee are parties to the Amended and Restated Pass Through Trust Agreement dated as of January 30, 2021(as amended by Amendment No. 1 dated as of June 11, 2021 and as further amended, amended and restated, modified or otherwise supplemented from time to time, the “Trust Agreement”) in respect of Copper Property CTL Pass Through Trust (the “Trust”);

WHEREAS, pursuant to Section 9.01(c) of the Trust Agreement, the Trust Agreement may be amended, without the consent of the Certificateholders, to make or modify any other ministerial provision in regard to matters or questions as BidCo may deem necessary and that will not adversely affect the interests of the Certificateholders.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Trust Agreement as follows:

Section 1. Definitions. Except as otherwise defined in this Amendment, terms defined in the Trust Agreement, as amended hereby, are used herein as defined therein.

Section 2. Amendments to Trust Agreement. The Trust Agreement is hereby amended as follows:

(a) Section 1.01 is amended as follows:

(i)    The definition of “Manager’s Reserve Account” is deleted and replaced in its entirety with the following definition:

“Manager’s Reserve Account”: Means that certain account established at the Agreed Bank in which the Trust may hold up to $10.0 million (or such greater amount approved by the Majority Certificateholders). The initial Balance of the Manager’s Reserve Account on the date hereof will be $10.0 million.

(ii)     The definition of “Trustee’s Reserve Account” is deleted and replaced in its entirety with the following definition:

“Trustee’s Reserve Account”: Means that certain account established at the Agreed Bank in which the Trust may hold up to the Reserve Amount (or such greater amount approved by the Majority Certificateholders). The initial Balance of the Trustee’s Reserve Account on the date hereof will be $15.0 million.

(b) The first clause of Section 5.01(a) is deleted and replaced in its entirety with the following:

(a) The Trustee shall direct the Agreed Bank in writing to establish and maintain on its books and records for the benefit of the Trustee (on behalf of the Certificateholders) all of the following accounts:

(c) Section 7.02(m) is deleted and replaced in its entirety with the following:

(m) Unless the Trustee and the Manager elect otherwise, all funds deposited with the Trustee hereunder shall be held in non-interest bearing deposit accounts(including the Accounts) and shall not be invested. If the Trustee and the Manager agree that funds deposited with the Trustee shall be invested, the Trustee shall invest such funds only as specifically directed in writing by the Manager, and the Trustee may rely upon such written direction by the Manager as provided in Section 7.02 and shall have no liability for following the written instruction of the Manager in the event of any loss, fee, tax or other charge incurred in connection with the investment of any such funds (including funds in the Accounts) in reliance on such written direction, unless doing so would amount to gross negligence, bad faith or willful misconduct by the Trustee.

Section 3.Governing Law. THIS AMENDMENT HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Section 4. Counterparts. This Amendment may be executed in any number of counterparts (and no party shall be required to execute the same counterpart). Each counterpart of this Amendment, including a signature page or pages executed by each of the parties hereto, shall be an original counterpart of this Amendment, but all of such counterparts together shall constitute one instrument. The parties intend that images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,”“tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign) shall constitute original signatures and are binding on all parties. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper based record-keeping system to the fullest extent permitted by applicable law, including the

Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The original documents shall be promptly delivered, if requested.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

COPPER BIDCO LLC

By its sole member, GLAS AMERICAS LLC

By:	/s/ Lisha John
Name:	Lisha John
Title:	Vice President

GLAS TRUST COMPANY LLC, as Trustee

By:	/s/ Lisha John
Name:	Lisha John
Title:	Vice President